Exhibit 5.1

[MORGAN, LEWIS & BOCKIUS LLP LETTERHEAD]

December 2, 2010

PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, Pennsylvania 18936

Re:	PhotoMedex, Inc.
Registration Statement on Form S-8 relating to the Photomedex, Inc. Amended and Restated 2005 Equity Compensation Plan and the Amended and Restated 2000 Non-Employee Director Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to Photomedex, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (“the Act”), with the Securities and Exchange Commission (the “SEC”).  The Registration Statement relates to the proposed offering and sale of up to 455,715 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Company’s Amended and Restated 2005 Equity Compensation Plan (the “2005 Plan”) and 10,000 shares of Common Stock issuable under the Company’s Amended and Restated 2000 Non-Employee Director Stock Option Plan (the “2000 Plan”) (collectively, the “Shares”). We have examined such certificates, records, statutes and other documents as we have deemed relevant in such shares under the 2005 Plan and the 2000 Plan filing, rendering this opinion.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company and such other documents, records and instruments as we have deemed appropriate for the purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in accordance with the terms of the 2005 Plan or the 2000 Plan, as applicable, in the manner contemplated by the Registration Statement,  will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP